Exhibit 99.1

                    ViewCast Corporation Announces
Second Quarter 2006 Financial Results; Video System and Software Sales up 174 Percent; Sales Increase 40 Percent During 2Q 2006


    PLANO, Texas--(BUSINESS WIRE)--Aug. 14, 2006--ViewCast Corporation (OTCBB: VCST), a leading global provider of high-quality audio and video communication products, today reported financial results for the second quarter ended June 30, 2006.

    Second Quarter Financial Results

    Net sales or total revenues from continuing operations for the second quarter of 2006 were $3.6 million, an increase of 40 percent over the $2.5 million reported in the second quarter of 2005, primarily due to sales growth of Niagara(R) video systems and Osprey(R) capture cards. Combined video system and application software product sales increased 174 percent during the second quarter 2006 compared to sales in the same quarter last year.
    "The wide acceptance of ViewCast products continues to stimulate market demand within the media and communications industry," said George Platt, chief executive officer of ViewCast Corporation. "In addition to very strong performance from our Niagara encoding systems sales, Osprey video capture card sales increased by more than 19 percent. This demand is particularly strong within the Internet and mobile communication markets, and we expect this trend to continue accelerating in the future."
    Total operating expenses from continuing operations for the second quarter of 2006 were $2.4 million, a 21 percent increase from the $2.0 million reported in the second quarter of 2005. Increased operating expenses primarily reflect the expenses incurred during the second quarter related to ViewCast's participation in two major tradeshows, in addition to increased sales and marketing personnel and activities during the first six months of 2006. During the second quarter, ViewCast introduced the Niagara GoStream and SCX 5.0 during the two industry tradeshows and is expected to further enhance revenue growth as the products are available for shipment to customers starting in the third quarter of 2006. The net loss from continuing and discontinued operations for the second quarter of 2006 was $615,043 compared to a net loss of $740,196 in the comparable 2005 quarter. The net loss per share for the second quarter of 2006 was ($0.03) per share, compared to ($0.03) per share in the same quarter of 2005.
    Second quarter EBITDA (earnings before interest, taxes, depreciation, amortization and other income/expense items) loss was $313,566, compared with the EBITDA loss of $176,218 reported in the second quarter of 2005. The company considers EBITDA to be an important measure of performance because it reflects one of the capital resources available to the company's operations that may be used to evaluate the actual performance of the company.

    Six-Month 2006 Results

    Net sales or total revenues from continuing operations for the first six months of 2006 were $6.4 million, up 27 percent from revenues of $5.1 million reported for the same period in 2005. The increase in revenue was due to the continued demand for video capture cards and a sharp rise in systems sales during the first half of the year.
    Total operating expenses from continuing operations for the first half of 2006 were $4.5 million, up 13 percent from $4.0 million during the same period in 2005. Net loss from continuing and discontinued operations for the first six months of 2006 was $1.5 million, or ($0.07) per share, compared to a net loss of $1.9 million or ($0.09) per share during the same period in 2005. The decrease in net loss was primarily due to increased revenues and a reduction in other expenses due to a charge for debt conversion expense in 2005 of $485,798 with no similar expense incurred in 2006.
    The EBITDA loss for the first half of 2006 was $870,871 compared to an EBITDA loss of $489,267 in 2005.

    Business Highlights

    New Board Member Appointments

    On June 28, 2006 Sherel D. Horsley and Professor John W. Slocum, Jr. joined the ViewCast board of directors. A recognized expert in the field of electrical engineering, Sherel Horsley brings more than 35 years of experience covering a variety of marketing and business development leadership roles, including field marketing assignments with Texas Instruments, to the board. During his career, Mr. Horsley received recognition for his work on numerous projects, and led a team that won the prestigious Malcolm Baldrige National Quality Award in 1992. Professor Slocum holds the O. Paul Corley Professorship in Organizational Behavior at the Edwin L. Cox School of Business and is co-director of the Corporate Directors' Institute at Southern Methodist University. Widely recognized for his contributions to the management profession, Professor Slocum has co-authored 24 books and has served as a management consultant to many Fortune 100 companies. The addition of these two highly regarded experts brings years of substantial management and business experience to ViewCast's board.

    New Product Announcements

    In April, the company introduced two new products - the Niagara(R) GoStream and NiagaraSCX 5.0. GoStream began shipping in July.
    The Niagara GoStream encoder is a portable streaming media encoder appliance designed for ease of use. The GoStream can quickly go from its DualDock rack shelf in an indoor environment to outdoor, on-location events for live Web casting. GoStream is a special offering in the market, focusing on the creation and presentation of video and audio on the Internet with single-button operation. It features EZStream(R) event buttons that allow users to load pre-defined encoding profiles for a specific event and simply press the record button to begin a streaming session. In addition, GoStream simplifies the user experience by introducing the EASE(TM) control menu.
    NiagaraSCX(R) 5.0 is the latest version of ViewCast's remote control and monitoring software application for Osprey-based encoders. NiagaraSCX 5.0 software incorporates digital rights management (DRM) for Windows Media(R) and MPEG-2 encoding standards. The software will be bundled with the company's Niagara encoding systems.

    About ViewCast Corporation

    ViewCast develops video and audio communication products for delivering content dynamically via a variety of network types and protocols. These products include Osprey(R) Video capture cards, Niagara(R) video encoders/servers and ViewCast(R) IVN enterprise software and systems. Our products address the video capture, processing and delivery requirements for a broad range of applications and markets.
    Visit the company's Web site (http://www.viewcast.com) for more information.

    Safe Harbor Statement

    Certain statements, including those made by George Platt and those regarding business outlook, contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995, which reflect the company's current judgment on certain issues. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors which could cause the actual results to differ materially include, without limitation, the following: the ability of the company to service its debt; continued losses by the company; the ability of the company to develop and market new products as technology evolves; the ability of the company to meet its capital requirements; increased competition in the video communications; the ability of the company to meet governmental regulations; and the ability of the company to obtain and enforce its patents; avoid infringing upon third parties' patents. The company will not update the guidance or targets given in these statements during the next reporting period or comment on its progress in the next reporting period to analysts or investors until after it has closed its books on that reporting period. Any statements by persons outside the company speculating on the progress of the quarter will not be based on internal company information and should be assessed accordingly by investors. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from the company's forward-looking statements, please refer to the company's reports on Form 10-KSB and 10-QSB on file with the Securities and Exchange Commission.

    All trademarks are property of their respective holders.


                         VIEWCAST CORPORATION
                         OPERATING HIGHLIGHTS
                              (Unaudited)
               (In thousands - except per share amounts)

                                    Three Months        Six Months
                                        Ended              Ended
                                       June 30,           June 30,
                                  -----------------  -----------------
                                    2005     2006      2005     2006
                                  -------- --------  -------- --------

Net sales                         $ 2,537  $ 3,562   $ 5,094  $ 6,441

Cost of sales                       1,051    1,547     2,083    2,888
                                  -------- --------  -------- --------

Gross profit                        1,486    2,015     3,011    3,553

Total operating expenses            1,983    2,398     4,027    4,549
                                  -------- --------  -------- --------

Operating loss                       (497)    (383)   (1,016)    (996)

Total other expense                  (243)    (232)     (920)    (480)
                                  -------- --------  -------- --------

Loss from continuing operations   $  (740) $  (615)  $(1,936) $(1,476)

Loss from discontinued operations      73        -        68        -
                                  -------- --------  -------- --------

Net loss                          $  (667) $  (615)  $(1,868) $(1,476)
                                  ======== ========  ======== ========

Preferred dividends                  (204)    (204)     (406)    (406)
                                  -------- --------  -------- --------

Net loss applicable to common
 stockholders                     $  (871) $  (819)  $(2,274) $(1,882)
                                  ======== ========  ======== ========

Net loss per common share:
  from continuing operations      $ (0.03) $ (0.03)  $ (0.09) $ (0.07)
  from discontinued operations       0.00     0.00      0.00     0.00
                                  -------- --------  -------- --------
Basic and diluted                 $ (0.03) $ (0.03)  $ (0.09) $ (0.07)
                                  ======== ========  ======== ========

Weighted Average number of common
 shares outstanding:               25,576   25,628    24,302   25,628
                                  ======== ========  ======== ========



            RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
                              (Unaudited)
               (In thousands - except per share amounts)

                                    Three Months        Six Months
                                        Ended              Ended
                                       June 30,           June 30,
                                  -----------------  -----------------
                                    2005     2006      2005     2006
                                  -------- --------  -------- --------
From continuing and discontinued
 operations:

Net loss                          $  (667) $  (615)  $(1,868) $(1,476)

Depreciation and amortization         238       69       440      125

Total other and income tax
 expense                              253      232       939      480
                                  -------- --------  -------- --------

EBITDA                            $  (176) $  (314)  $  (489) $  (871)
                                  ======== ========  ======== ========




    CONTACT: ViewCast Corporation
             Mark Quigley, 972-488-7106
             mquigley@viewcast.com
             www.viewcast.com
             or
             Michael A. Burns & Associates
             Virginia Stuart, 214-521-8596
             vstuart@mbapr.com